Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:               Greg Cole: 202-380-4396, ir@xmradio.com
Gary Tiedemann: 202-380-4396, ir@xmradio.com

XM SATELLITE RADIO HOLDINGS INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2003 RESULTS

XM Adds Over 1 Million Subscribers In 2003, Ending Year with 1,360,228 Subscribers
2003 Revenues Hit $92 Million
XM Raises Capital and Strengthens Balance Sheet

Washington, DC, February 12, 2004 – XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) today reported financial and operating results for the fourth quarter and full year ended December 31, 2003. As of December 31, 2003, XM Radio reported 1,360,228 subscribers, with the number of subscribers now exceeding 1.5 million.  Record net subscriber additions of 430,580 for the fourth quarter represent a 46% increase from the end of the third quarter 2003 and more than the total subscriber net additions in 2002.  Contributing to XM’s rapid subscriber growth was a very successful 2003 Holiday shopping season, with more than 100,000 subscribers added during the last seven days of December, including over 23,000 on Christmas day.

XM President and CEO Hugh Panero noted that, “With over 1.5 million subscribers today, the foundation is in place to grow XM’s business to 20 million subscribers by 2010.  XM’s impressive performance through 2003 has only scratched the surface of the potential market for satellite radio.  In fact, XM to date has captured less than one percent of the 200 million U.S. vehicle market.”

Fourth Quarter and Full Year Financial and Operating Results

For the fourth quarter 2003, XM reported record quarterly revenue of $33.5 million, increasing from $9 million in the fourth quarter 2002.  XM’s full year 2003 revenue increased to $91.8 million, from $20.2 million in 2002.  These quarterly and annual increases in revenue were due to significant subscriber growth.

XM recorded an EBITDA loss of ($95.5) million for the fourth quarter of 2003, compared to ($97.3) million for the fourth quarter 2002.  For the full year 2003, XM reported an EBITDA loss of ($318.9), compared to ($318.0) million for the full year of 2002.  Excluding the impact of de-leveraging activities, EBITDA in 2003 improved to ($294) million — the first time XM has improved EBITDA on a year-to-year basis.

XM’s net loss for the fourth quarter was ($162.9) million as compared to a ($155.9) million net loss in the fourth quarter 2002.  For the full year, XM’s net loss was ($584.5) million, compared to ($495.0) million in 2002, reflecting increased depreciation, interest and de-leveraging expenses.

Dramatic Reduction in Cost to Acquire Each New Subscriber

Fourth quarter 2003 Cost Per Gross Addition (CPGA) was $125, a significant improvement from $238 in the fourth quarter of 2002.  Full year 2003 CPGA was $137, representing a 68 percent reduction from the full year 2002 CPGA of $425.  XM’s CPGA is the fully-loaded cost to acquire each new subscriber, including Subscriber Acquisition Costs (SAC), advertising and marketing expenses.

OEM and Retail Distribution Leadership

XM is currently available in more than 80 automobile models for the 2004 model year.  GM recently announced it will increase the availability of XM Radio to more than 50 cars and trucks in the 2005 model year, including 12 new 2005 vehicles featuring XM for the first time, such as the Chevrolet Corvette and Hummer H2.  GM also announced earlier this month the production of its one-millionth XM-equipped vehicle.

In fourth quarter 2003, Honda introduced XM Radio as a standard feature on the Honda Accord EX, Acura RL and Acura TL.  Honda is expected to produce approximately 200,000 XM-equipped 2004 model year vehicles.

In 2003, XM introduced several new retail products including the XM Roady, XMCommander and XM Direct.  XM SKYFi continued to lead the plug-n-play category.   In early 2004, Delphi introduced the industry’s first full featured boom box featuring XM, AM, FM, CD and MP3.

100% Commercial-Free Music Lineup and Instant Traffic & Weather

On February 1, 2004, XM introduced its 100 percent commercial-free music lineup.  XM now offers music lovers more music, commercial-free, than any terrestrial or satellite alternative.  In March 2004, XM will broaden its channel offerings with the addition of XM Instant Traffic & Weather — providing 24 hour, seven day a week, traffic and weather information for over 20 major markets by yearend, including New York, Los Angeles, San Francisco, Chicago and Washington DC.  Each market will have its own dedicated channel broadcast nationally.

Significant Capital Raised and Balance Sheet Strengthened

During 2003, XM raised over $800 million in new equity, debt and financing facilities.  This fundraising and prudent use of cash resulted in cash and cash equivalents of $418 million at December 31, 2003.  XM’s total liquidity position at the end of 2003 was approximately $500 million including cash, cash equivalents and available payment and debt facilities from GM.

Also during the year, XM opportunistically de-levered its balance sheet through the removal of over $280 million in future value of debt, convertible notes and preferred stock (eliminating a total cost of over $430 million in future interest, dividends and principal payments through the maturity of the various instruments).  This de-leveraging was achieved through $17 million in cash payments and the issuance of a net eight million shares of common stock.

In January 2004, XM sold seven million primary shares in the public market for net proceeds of approximately $177 million.  XM will use the proceeds to retire an $89 million convertible note to General Motors, which was convertible into approximately five million shares of common stock.  In addition, XM provided notice to the holders of its 7.75 percent Convertible Notes that it intends to call these notes on the first call date of March 3, 2004.  Conversion or retirement of these notes will eliminate approximately $46 million of debt and $7 million of future cash interest payments through their 2006 maturity.

About XM Satellite Radio

XM is America’s #1 satellite radio service with more than 1.5 million subscribers today.  XM’s 2004 programming lineup includes more than 120 digital channels of choice from coast to coast: 68 music channels that are 100% commercial-free, featuring hip hop to opera, classical to country, bluegrass to blues; 32 channels of premier sports, talk, comedy, children’s and entertainment programming; and more than 20 channels of the most advanced traffic and weather information for major metropolitan areas nationwide. Affordable, compact and stylish XM satellite radio receivers for the home, the car, the computer and boom boxes for “on the go” are available from retailers nationwide. In addition, XM is available in more than 80 different 2004 vehicle models. XM is a popular factory-installed option on more than 40 new General Motors models, as well as a standard feature on several top-selling Honda and Acura models. JetBlue Airways and AirTran Airways passengers will be able to listen to XM’s programming in-flight later in 2004. For more information about XM, visit www.xmradio.com.

# # #

Net loss before interest income, interest expense, depreciation and amortization is commonly referred to in our business as “EBITDA.”  EBITDA is not a measure of financial performance under generally accepted accounting principles.  A reconciliation of EBITDA loss is presented on the attachment.  We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business.  Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense.  EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expense associated with our physical plant or capital structure.  EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies.  EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for the Company’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 8-K filed with the Securities and Exchange Commission on 1-14-04.  Copies of the filing are available upon request from XM Radio’ s Investor Relations Department.

XM SATELLITE RADIO HOLDINGS INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	(in thousands, except share amounts)
	Twelve Months ended December 31,		Three Months ended December 31,
(Unaudited)	2003	2002	2003	2002

Revenue:
Subscription	$78,275	$16,344	$28,910	$7,357
Activation	1,868	484	659	213
Equipment	6,692	757	1,518	757
Net ad sales	4,065	2,333	2,055	642
Other	881	263	353	36
Total revenue	91,781	20,181	33,495	9,005

Operating expenses:

Cost of revenue: (excludes depreciation and amortization, shown below)
Revenue share & royalties	26,440	12,790	9,930	10,200
Customer care & billing	25,945	16,069	8,566	5,400
Cost of equipment	9,797	1,679	2,603	1,679
Ad sales	3,257	1,870	1,500	566
Satellite & terrestrial	39,692	44,818	6,339	11,148
Broadcast & operations:
Broadcast	7,689	7,745	1,330	1,822
Operations	12,023	12,106	3,390	3,523
Total broadcast & operations	19,712	19,851	4,720	5,345
Programming & content	23,109	25,379	7,537	5,801

Total cost of revenue	147,952	122,456	41,195	40,139

Research & development (excludes depreciation and amortization, shown below)	12,285	10,843	2,883	1,925
General & administrative (excludes depreciation and amortization, shown below)	27,418	26,448	7,224	10,543

Marketing (excludes depreciation and amortization, shown below):
Retention & support	7,873	9,857	2,214	2,238
Subsidies & distribution	92,521	54,086	39,477	18,486
Advertising & marketing	64,309	91,624	22,729	17,860
Marketing	164,703	155,567	64,420	38,584
Amortization of GM liability	35,564	13,598	9,313	4,253
Total marketing	200,267	169,165	73,733	42,837

Impairment of goodwill	—	11,461	—	11,461
Depreciation & amortization	158,317	118,588	39,243	42,977

Total operating expenses	546,239	458,961	164,278	149,882

Operating loss	(454,458)	(438,780)	(130,783)	(140,877)

Interest income	3,066	5,111	1,113	556
Interest expense	(110,349)	(63,573)	(29,277)	(16,145)
Other income (expense)	(22,794)	2,230	(4,002)	555

Net loss	(584,535)	(495,012)	(162,949)	(155,911)

8.25% Series B and C preferred stock dividend requirement	(17,569)	(20,859)	(3,403)	(5,087)
Series B preferred stock retirement gain	8,761	—	—	—
Series C preferred stock retirement loss	(11,537)	—	(3,843)	—

Net Loss attributable to common stockholders	$(604,880)	$(515,871)	$(170,195)	$(160,998)

Basic and diluted net loss per share:	$(4.83)	$(5.95)	$(1.12)	$(1.76)
Weighted average shares used in computing net loss per share - basic and diluted	125,176,320	86,735,257	152,251,413	91,544,410

Reconciliation of Net Loss to EBITDA:
Net loss as reported	$(584,535)	$(495,012)	$(162,949)	$(155,911)
Add back non-EBITDA items included in net loss:
Interest income	(3,066)	(5,111)	(1,113)	(556)
Interest expense	110,349	63,573	29,277	16,145
Depreciation & amortization	158,317	118,588	39,243	42,977

EBITDA	$(318,935)	$(317,962)	$(95,542)	$(97,345)

SELECTED BALANCE SHEET DATA	As of 12/31/2003	As of 12/31/2002

Cash and cash equivalents	$418,307	$32,818
Short-term investments	—	9,997
Restricted investments	4,151	29,742
System under construction	92,577	55,016
Property and equipment in service, net	709,501	847,936
Intangibles, net	149,629	153,732
Total assets	1,526,782	1,160,280
Deferred revenue	53,884	12,297
Total long-term debt	781,940	416,385
Total liabilities	993,894	567,969
Stockholders’ equity	532,888	592,311

XM SATELLITE RADIO HOLDINGS INC.

	Twelve-Month Periods ended		Three-Month Periods ended
SELECTED OPERATING METRICS	12/31/2003	12/31/2002	12/31/2003	12/31/2002

EBITDA (in thousands) (1)	$(318,935)	$(317,962)	$(95,542)	$(97,345)

Subscriber Data:
Net Subscriber Additions	1,013,069	319,426	430,580	145,605

Aftermarket, OEM & Other Subscribers (2)	1,018,963	315,842	1,018,963	315,842
Subscribers in OEM Promotional Periods (3)	320,473	31,317	320,473	31,317
XM Activated Vehicles with Rental Car Companies (4)	20,792	—	20,792	—
Total Ending Subscribers (2) (3) (4) (5)	1,360,228	347,159	1,360,228	347,159

Subscription Revenue per Aftermarket, OEM & Other Subscriber	$9.59	$9.54	$9.50	$9.71
Subscription Revenue per Subscriber in OEM Promotional Periods	$6.48	$2.81	$6.23	$2.81
Subscription Revenue per XM Activated Vehicle with Rental Car Companies	$5.54	—	$6.67	—

Revenue Data:
Subscription Revenue per Subscriber (6)	$8.97	$9.43	$8.74	$9.50
Net Ad Revenue per Subscriber (7)	$0.47	$1.35	$0.62	$0.83
Activation, Equipment, Royalty and Other Revenue per Subscriber	$1.08	$0.86	$0.76	$1.30
Total Revenue per Subscriber	$10.52	$11.64	$10.12	$11.63

Expense Data:
Subscriber Acquisition Costs (SAC) (8)	$75	$116	$73	$96
Cost Per Gross Addition (CPGA) (9)	$137	$425	$125	$238

(1)          EBITDA is commonly referred to in our business as net loss before interest income, interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles.  We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business.  Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense.  EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure.  EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies.  EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

(2)          Ending subscribers include 100,872 family plan subscriptions at a multi-unit rate of $6.99 per radio per month.  This program commenced in late April 2003.  Average revenue per family plan subscription was $6.91  for the year ended December 31, 2003.

(3)          OEM promotional periods typically range from one month to three months to one year in duration and are paid for by the vehicle manufacturers.  At the time of sale, vehicle owners generally receive a 3-month trial subscription and are included in OEM Promotional Subscribers.  XM generally receives payment for two months of the 3-month trial subscription from the vehicle manufacturer.  Conversion rate represents the number of subscribers electing to continue with the XM service beyond the initial OEM promotional period ending during a given reporting period.  Beginning September 24, 2003, XM-enabled radios in new vehicles manufactured by General Motors and Honda are activated for receipt of the XM service as a subscriber at the time of sale to the vehicle purchaser.  Conversion rate has ranged from 65%-80% over the past year and averaged approximately 74% for the period ended December 31, 2003.  Fluctuations reflect the effectiveness of selling and marketing activities as well as the method of initial activation.

(4)          Rental car activity commenced in late June 2003.  At December 31, 2003, there were approximately 20,792 XM subscriptions in rental vehicles. For the initial Model Year 2003 XM-enabled rental vehicles, XM receives payments based on the use of the service. Customers are charged $2.99 per day per vehicle for use of the XM service, on which XM receives a revenue share.  For subsequent Model Year 2004 and later vehicles, XM receives $10 per subscription per month.

(5)          Subscribers are those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service.  Radios that are revenue generating are counted individually as subscribers.

(6)          Subscription revenue includes monthly subscription revenues from all subscribers and premium service revenue, net of any promotions or discounts.

(7)          Net Ad Sales revenue includes sales of advertisements and program sponsorships on the XM network net of agency commissions.

(8)          SAC is a subset of total CPGA and includes radio manufacturer subsidies, certain sales, activation and installation commissions, and hardware-related promotions.  These costs are reported in subsidies and distribution.  SAC also includes the negative margin on equipment sales. These expenses are divided by the appropriate per unit gross  additions, or units manufactured.

(9)          CPGA includes all costs in SAC, as well as advertising and marketing expenses, divided by gross additions for the period.